Exhibit 1.1

ENGLISH TRANSLATION OF THE BYLAWS OF:

GRUPO CASA SABA, S.A.B. DE C.V.

NAME

FIRST. The name of the Company shall be “Grupo Casa Saba”, which shall always be followed by the words “Sociedad Anónima Bursátil de Capital Variable”, or the abbreviation “S.A.B. de C.V.”

DOMICILE

SECOND. The domicile of the Company shall be Mexico City, Federal District. The Company shall be permitted to establish branches, agencies, or offices in any place of the Mexican Republic or abroad, or agree to contractual addresses, without such agreement being construed as a change of its corporate domicile.

TERM

THIRD. The term of the Company shall be indefinite.

CORPORATE PURPOSE

FOURTH. The Company’s purpose is to:

1.
Promote, incorporate, organize, exploit and participate in the capital stock and assets of all types of commercial or civil companies, associations or industrial, commercial, service or other concerns, both domestic and foreign, and participate in the management or liquidation thereof.

2.
Manufacture, produce, purchase, sell, process, distribute, export and import all types of products permitted by law and, generally, all types of domestic or foreign goods or merchandise, whether in the form of raw materials, semi-finished or finished products and whether pre-assembled or unassembled, and to trade them in any manner whatsoever either for its account or the account of others.

3.	Acquire, transfer and, generally, negotiate with all types of shares of stock, partnership interests and securities.

4.	Provide, contract and receive all types of technical, consulting and advisory services, and enter into contracts or agreements in connection therewith.

5.	Enter into all types of agreements with the Federal Government or any local governments or public or private entities, individuals or corporations, whether domestic or foreign.

6.	Issue, subscribe, accept, endorse and guarantee credit instruments, securities and other instruments permitted by law.

7.
Acquire, transfer, lease, sublease and permit the use, enjoyment, disposition or, generally, exploitation of all types of personal and real property, including their parts or appurtenances or the rights in rem over them.

8.	Provide or receive all types of technical and professional assistance and services.

9.
Obtain and grant all types of loans, providing and receiving specific guaranties thereof; issue debentures and notes; accept, draw, endorse or guarantee all types of credit instruments and other documents evidencing credit rights; and grant all types of bonds or guaranties with regard to the obligations assumed or the instruments issued or accepted by third parties.

10.
Register, purchase, lease, assign, renew, evidence the use and dispose of trademarks, patents, certificates of invention, trade names, industrial designs, commercial advertisements, model registrations, copyrights, inventions and processes and all other industrial and intellectual property rights.

11.	Establish, lease, operate and hold plants, factories, workshops, warehouses, facilities, offices and agencies in Mexico or abroad.

12.	Act as commission agent and mediator, and agree to serve as representative of all types of business concerns.

13.	Generally, to carry out all types of commercial transactions and enter into all types of contracts, agreements and transactions of any nature whatsoever, in accordance with the law and its bylaws.

NATIONALITY

FIFTH. The Company is of Mexican nationality. Any foreign national that may now or hereafter acquire any interest or share in the Company’s equity formally agrees with the Ministry of Foreign Affairs to be treated as a Mexican national in respect of such share and of the properties, rights, concessions, participations or interests held by the Company or of the rights and obligations arising from any agreements to which the Company may be a party with Mexican authorities, and therefore not to invoke the protection of his government under the penalty, in case of violation of such agreement, to forfeit in favor of the Mexican government any shares acquired thereby.

CAPITAL STOCK AND SHARES

SIXTH. The capital stock is variable and shall have no limited. The minimum fixed capital not subject to withdrawal is the amount of $167,730,000.00 (ONE HUNDRED SIXTY SEVEN MILLION SEVEN HUNDRED THIRTY THOUSAND PESOS 00/100 MEXICAN CURRENCY). The minimum fixed capital not subject to withdrawal shall be represented by 265,149,080 shares of common stock with no par value, issued in registered form, of the Company’s “Sole Series”.

The participation of foreign equity in the Company shall in all cases be subject to the provisions of the applicable laws.

ISSUANCE OF SHARES FOR PUBLIC OFFERING

SEVENTH. The Company may issue non-subscribed shares of any class or series of its capital stock, which shall be maintained in the Company’s treasury for their delivery upon their subscription pursuant to the Article 53 of the Securities Market Law.

The right of first refusal referred to in Article 132 of the General Law of Mercantile Companies shall be required to be expressly waived during the extraordinary shareholders’ meeting held to approve the issuance of the non-subscribed shares.

Subject to the prior express authorization of the National Banking and Securities Commission and other applicable disposals, the Company may issue shares without voting rights, or any other corporative limitation, and shares with restricted voting rights pursuant to Articles 112 and 113 of the General Law of Mercantile Companies.

The shares without voting rights shall not be taken into account for the quorum of the shareholders meetings, and the limited voting shares or registered shall only be taken into account for the meetings that the shareholders of such shares shall call for the purpose to exercise their voting rights.

At the time of the issuance of the shares, without voting rights whether limited or registered, the shareholders meeting shall determined the rights of such shares. The shares issued according this paragraph shall be part of a different series than the rest of shares representative of the capital stock of the Company.

RIGHTS OF SHAREHOLDERS

EIGHTH. Within their respective classes and series, all shares entitle their holders to the same rights and impose on them the same obligations. Each voting share entitles its holder to cast one vote at any shareholders’ meeting.  The limited voting shares shall entitle their holders the right of vote exclusively for the issues and rights that they are entitled to according to the bylaws.

The shareholders that individually or jointly, are entitled to voting shares or limited or restricted voting shares that represent at least five percent (5%) of the capital stock may directly exercise an action of civil responsibility against the members and secretary of the Board of Directors of the Company, according to Article 38 of the Securities Market Law.

The shareholders with voting shares, whether limited or restricted, that single or jointly represent at least ten percent (10%) of the capital stock may:

a)	Appoint in the general shareholders meeting one member of the Board of Directors or revoke such appointment according to Article 50 of the Securities Market Law.

b)
Request the President of the Board of Directors or the President of the Audit or Corporate Practice Committee to give the notice to hold a general shareholders meeting, without applying the percentage established in Article 184 of General Law of Mercantile Companies.

c)
Request to postpone only once and by three natural days and without giving any notice, the voting on any issues consider they are uninformed the shareholders which informed, without being subject to the percentage established in Article 199 of General Law of Mercantile Companies.

Any shareholder with voting rights, whether limited or registered, that singly or jointly represent at least twenty percent (20%) of the capital stock may judicially oppose to the resolutions of the general meetings, in terms of which they have voting rights, without applying the percentage established in the Article 201 of General Law of Mercantile Companies.

REPURCHASE OF SHARES

NINTH. The Company may repurchase its own shares or any securities representing such shares, without being subject to the prohibition contained in the first paragraph of Article 134 of the General Law of Mercantile Companies.

The acquisition must be carried out pursuant the Article 56 of the Securities Market Law and the rest of the applicable provisions effective at the moment of the operation, including those issued by the National Banking and Securities Commission.

The Company may repurchase its shares of stock through any stock exchange authorized in the terms of the Securities Market Law in which such shares are traded, at the prevailing market price thereof and pursuant to the above-mentioned Securities Market Law. The repurchase by the Company of its own shares shall be subject to the prior approval of the Board of Directors and shall be charged to the Company's net equity as long as such shares belong to their own issuer or, in its case, to the capital stock in the event that it decides to convert them to treasury shares, in the assumption that no resolution of shareholders meeting will be required.

The general ordinary shareholders’ meeting shall determine, for each fiscal year, the amount of the capital stock that may be allocated to the repurchase of the Company’s shares or any securities representing such shares, pursuant to the Securities Market Law. The Board of Directors shall appoint the person or persons responsible of the repurchase and placement of the Company’s shares.

As long as the shares belong to the Company, such shares may not be represented or voted in any kind of shareholders meeting, and may not exercise any corporate or economic rights of any kind.

The Company’s shares that belong to the Company or, if applicable, the treasury shares, may be placed among the public, with the understanding that the corresponding capital stock increase shall not require, for its placement, a resolution of, shareholders meeting or of the Board of Directors. The decrease and increase in the capital stock as a result of the repurchase and placement of the Company’s shares shall not require of any resolution from the shareholders’ meeting or the Board of Directors.

STOCK REGISTRY

TENTH. The Company shall be required to maintain a stock registry in accordance with the terms of Articles 128 and 129 of the General Law of Mercantile Companies, and in its case in the terms of the Article 290 of the Securities Market Law and any other applicable provisions. The Registry Stock Book shall be kept by the Secretary of the Board of Directors, a securities depository institution, a credit institution or by a person is designated by the Board of Directors.

In the event that the representative share of the capital stock of the Company is listed in the securities market, it will be enough to indicate such circumstance and the institution for the deposit of securities in which the shares or securities representing such shares are deposited.  In that case, the Company shall recognize the shareholders as those who present the certificates issued by the institution of the deposit of securities, pursuant to the Article 290 of the Securities Market Law and other applicable provisions.

The Registry Stock Book shall remained closed from the date that the certificates are issued pursuant Article 290 of the Securities Market Law until the business day following the shareholders meeting.

The Company shall only recognize as legitimate owners of its shares those persons registered in the stock registry.

PROHIBITION OF ACQUISITION OF SHARES BY
SUBSIDIARIES

ELEVENTH. The subsidiaries of the Company may not, directly or indirectly, acquire the capital stock of the Company or any other company to which the Company is a majority shareholders of the Company or shareholders in any percentage, except that subsidiaries may acquire shares of stock of the Company for distribution to their or the Company’s officers or employees pursuant to an stock option purchase plan.

CAPITAL INCREASES

TWELFTH. Except for any capital increase derived from the placement of repurchased shares as described in Clause Ninth above, the increase of the capital stock shall require a resolution of the ordinary or extraordinary shareholders’ meeting, as the case may be, in accordance to the General Law of Mercantile Companies subject to the rules set forth in the foregoing Clause.

The increase of the minimum fixed portion shall require a resolution of the general extraordinary shareholders’ meeting and the corresponding amendment of these bylaws.

The increase of the variable portion of the capital stock other than in connection with the placement of any shares of the Company acquired pursuant to Clause Ninth of this bylaws may be performed by means of a resolution of the general ordinary shareholders’ meeting, subject only to the formality that the relevant minutes shall be formalized by a notary public, provided that it shall not be necessary to register the relevant deed before the Public Registry of Commerce.

Upon the adoption of the relevant resolution, the shareholders’ meeting that approved the increase, or any subsequent shareholders’ meeting, shall determine the terms and conditions pursuant to which such increase shall be effected.

Any shares required to be delivered upon their subscription pursuant to the resolution of the shareholders’ meeting that approved the issuance of such shares, may be offered by the Board of Directors or the General Director or the special representative or representatives, in accordance with such authority as shall have been vested upon them by the shareholders’ meeting, for their subscription and payment, subject in any event to the pre-emptive rights set forth in Clause Thirteenth of this bylaws.

The increase of the capital stock may be through the capitalization of the Company's net worth’s accounts in terms of Article 116 of the General Law of Mercantile Companies, through cash payment or payment in kind or through the capitalization of liabilities or any other capitalization of net worth. In the event of any increase through the capitalization of net worth, all of the outstanding shares shall be entitled to receive a proportional amount of the shares issued in connection with such increase.

Except for any increase in the capital stock derived from the placement of any shares repurchased by the Company pursuant to Clause Ninth of these bylaws, all increases in the capital stock shall be recorded in a registry stock book maintained to such effect by the Company or on behalf of the Company by the persons referred to in Clause Tenth of these bylaws.

PREEMPTIVE RIGHTS

THIRTEENTH. In the event of a capital increase through cash contributions, all the holders of shares duly paid and outstanding of the Company shall have a preemptive right to subscribe the shares issued or made outstanding in connection with such increase, in proportion to the number of shares held thereby as of the date of the relevant capital increase. Such right shall be exercised within the term determined by the shareholder meeting that approved the increase, provided that such term shall in no event be less than fifteen calendar days from the publication of a notice to such effect in the official gazette of the Company’s domicile or in one of the newspapers of greater circulation in such domicile. In the event of any capital increase as a result of capitalization of any equity accounts, all the shareholders shall have proportional rights and shall receive the number of shares that the general shareholders meeting determined.

The preemptive right set forth in this Clause shall not be granted to the shareholders with regard to any shares issued or maintained in the Company’s treasury as a result of (i) a merger of the Company, (ii) the conversion of any debentures, and (iii) the placement of any shares repurchased pursuant the Article 56 of the Securities Market Law and Clause Ninth of these bylaws. In addition, in the event of a public offering pursuant to Article 53 of the Securities Market Law and Clause Seventh of these bylaws, all shareholders shall be required to expressly waive their preemptive rights and, upon the presence of a quorum at the relevant shareholders’ meeting, the resolutions shall be fully effective and shall be applicable to any absentees.

If upon the expiration of the term for the exercise of the pre-emptive rights granted to the shareholders pursuant to this Clause there are any remaining non-subscribed shares, such shares may be offered for their subscription and payment in the conditions and within the terms determined by the shareholders’ meeting that approved the capital increase or by the Board of Directors or the delegates appointed by the shareholders’ meeting for such purpose, provided that the price at which such shares are offered to third parties may not be less than the price at which such shares were offered for their subscription and payment to the Company’s shareholders.

CAPITAL DECREASES

FOURTEENTH. Except for any decrease of the capital stock referred to in this clause or from the repurchase of the company’s shares pursuant to Article 56 of the Securities Market Law and Clause Nine of these bylaws, the capital stock may be decreased by resolution of the ordinary or extraordinary shareholders’ meeting, as the case may be.

Any decrease in the minimum fixed portion not subject to withdrawal of the capital stock shall require a resolution of the general extraordinary shareholders’ meeting, together with the amendment of these bylaws, and shall be subject to the provisions of Article 9 of the General Law of Mercantile Companies.

Except for any decrease in the variable portion of the capital stock resulting from the repurchase of the Company’s shares pursuant to Article 56 of the Securities Market Law and Clause Nine of these bylaws, the variable portion of the capital stock shall require a resolution of the ordinary shareholders’ meeting, subject only to the formality that relevant minutes be formalized by a notary public, provided that it shall not be necessary to register the relevant deed before the Public Registry of Commerce.

The capital stock may be decreased to absorb losses, effect reimbursements to the shareholders, release the shareholders from their payment obligations in respect of the unpaid portion of the subscription price of any shares or to repurchase of the company’s shares pursuant to Article 56 of the Securities Market Law and Clause Nine of these bylaws.

Any decrease of the capital stock to absorb losses shall be allocated proportionately between the minimum fixed portion and the variable portion of the capital stock, without the need to cancel any shares given the non-par value nature thereof.

In the event of a decrease of the capital stock to effect a reimbursement to the shareholders, such reimbursement shall be carried out on a pro-rata basis, provided that the reimbursement price shall not be less than the book value of the shares as reflected in the most recent income statement approved by the general ordinary shareholders’ meeting.

In other cases of capital stock reduction, the reduction of shares will be made according to the plan established in the corresponding shareholders’ meeting, by drawing before Public Notary, or by amortization of the shares of each shareholder, in such a manner that the shareholders represent, after the capital stock reduction, the same percentages of shares, and if this is not possible, the percentage of shares that is most similar to the one they had before the reduction. Once the designation of shares that are to be amortized is made, a notice will be published in the official gazette of the Company’s domicile or in one of the newspapers with greater circulation in such domicile, indicating the system followed in the amortization of the shares, the number of amortized shares, if applicable, as well as the title numbers, that as a consequence will be cancelled or, if applicable, exchanged and the institution where the refund is deposited, which shares will not accrue interest from the date of this publication and will be under the disposition of the respective shareholders. If determined by the shareholders’ meeting, the shares of the variable portion will be amortized first, and if not sufficient to absorb the whole reduction, then the reduction will continue with the fixed part, in the proportion that is needed to complete the reduction, without passing the minimum established by law. The reduction of the Capital Stock made by any cause will be made proportionately.

According with the established in the Securities Market Law, the shareholders of shares representative of the variable portion of the capital stock of the Society, or titles that represent them, will not have the right to retire, referred to in article 220 of the General Law of Commercial Companies.

Except for any decrease in the capital stock as a result of the repurchase of the Company’s shares performed pursuant to the provisions container in Article 56 of the Securities Market Law and Clause Nine of these bylaws, all decreases in the capital stock shall be recorded in a registry maintained to such effect by the Company or on behalf of the Company by the persons referred to in Clause Ten of these bylaws.

REDEMPTION OF SHARES WITH RETAINED EARNINGS

FIFTEENTH. The general extraordinary shareholders’ meeting may approve the redemption of shares with retained earnings without a decrease in the capital stock, subject to the provisions of Article 136 of the General Law of Mercantile Companies, provided that if such shares are traded in a stock exchange such redemption shall be carried out through the repurchase of shares in the relevant stock exchange at such price and with such other terms and conditions as the relevant shareholders’ meeting may determine, provided also that such shareholders’ meeting may delegate to the Board of Directors or to special delegates the authority to make such determination.

The redemption shall be proportional among the shareholders, in order that after it is carried out the shareholders keep the percentage of the capital stock that they have before the redemption in the event this was impossible, the percentage of the shares shall be similar to the one that they had before.

The shares so redeemed shall be canceled and the corresponding stock certificates shall be cancelled.

CANCELLATION OF THE REGISTRATION BEFORE THE NATIONAL SECURITIES REGISTRY

SIXTEENTH. The cancellation of the registration of the Company’s shares in the Section of the National Securities Registry may be resolved in an extraordinary shareholders’ meeting by the affirmative vote of ninety five percent (95%) of the shareholders with voting or limited rights of the capital stock. Also the cancellation may be requested as a consequence of a resolution of the National Banking and Securities Commission under the terms of Article 108 of the Securities Market Law. The cancellation shall be subject to the provisions of the Securities Market Law.

To amend this Clause, a resolution shall be passed in an extraordinary meeting by the affirmative vote of ninety five (95%) of the capital stock.

STOCK CERTIFICATES

SEVENTEENTH. The definitive or provisional certificates representing the shares of stock shall be issued in registered form, may represent one or more shares, shall satisfy the requirements set forth in Article 111, 125 and all the related provisions of the General Law of Mercantile Companies, shall include a transcription of Clause Fifth of these bylaws and shall be signed by two members of the Board of Directors.

The signatures of such members of the Board of Directors may be imprinted manually or by facsimile, subject to the requirement, in the latter event, that the original of such signatures is deposited with the Public Registry of Commerce of the Company’s domicile. The definitive stock certificates may include such registered, numbered coupons as the Board of Directors may determine.

SHAREHOLDERS’ MEETINGS

EIGHTEENTH. The general shareholders’ meeting is the highest authority of the Company. Shareholders’ meetings may be ordinary and extraordinary.

Extraordinary meetings are those held to discuss any of the matters set forth in Article 182 of the General Law of Mercantile Companies, or any other held to discuss any of the following matters:

1.	Capital increases in terms of Article 53 of the Securities Market Law;

2.	Spin off the Company;

3.	The cancellation of the registration of the representative shares of the capital stock or the redemption of the shares with retained earnings (requiring the special quorum referred in these bylaws);

4.
Redemption of part of the representative shares of the capital stock of the Company with retained earnings and issuance of participating shares or limited voting shares, or preferred shares or any other shares different to the ordinary shares.

All other meetings shall be ordinary shareholders’ meetings.

Pursuant with Article 178 of the General Law of Mercantile Companies, the resolutions adopted without a meeting (ordinary or extraordinary) by the unanimous vote of the shareholders that represent the entirety of the outstanding shares and with voting rights regarding the specific matter, shall have the same validity for all legal effects as if they had been taken in a general shareholders meeting duly called, as long as such resolutions are confirmed in writing by each shareholder.

NOTICES

NINETEENTH. The notice of a shareholders’ meeting shall be given by the Board of Directors by its President, Secretary or Alternate Secretary or by the Audit Committee or the Corporate Practices Committee, by means of their corresponding Chairman. Any shareholder(s) with voting rights, whether limited or restricted, individually or jointly, representing at least 10% of the capital stock shall have the right at any time to request in writing to call a general shareholders meeting pursuant to Article 50 of the Securities Market Law.

Any holder of one share of common stock shall have the same rights in any of the events set forth in Article 185 of the General Law of Mercantile Companies. If the relevant notice is not given within fifteen natural days following the date of the request, such notice shall be given upon the request of any interested party by a Civil or District Judge  having jurisdiction over the Company’s domicile, provided that such interested party shall be required to submit his/her shares for such purpose.

The notice of a meeting has to contain at least, the date, time and place of the meeting, as well as the clear and specific Agenda. The notice may be signed by the Chairman, the Secretary or the Alternate Secretary of the Board of Directors, or by the Chairman of the Audit Committee or the Chairman of the Corporate Practices Committee, or in their absence, by a competent judge pursuant to Article 185 of the Law of Mercantile Companies.

All notices for general ordinary shareholders’ meetings shall be published in the official gazette of the Company’s domicile or in one of the newspapers with greatest circulation in such domicile, at least fifteen natural days prior to the date of the meeting; all notices of general extraordinary shareholders’ meetings shall be published in any such newspapers at least eight days prior to the date of the meeting. All notices shall include the agenda and shall be signed by the person giving the call, in the understanding that if given by the Board of Directors the signature of the Secretary or Alternate Secretary shall suffice.

The information and documents related to each of the matters established in the agenda shall be available for the shareholders, in immediately available and free form, from the moment the call for the shareholders meeting is published.

REGISTRATION AND ATTENDANCE CARDS FOR SHAREHOLDERS’ MEETINGS

TWENTIETH. The shareholders will be accepted into the shareholders’ meeting if they appear as owners of one or more shares in the Company Shareholder’s Registry Book, and the persons who present the certificates issued by the institution acting as securities depository institution, in terms of article 290 of the Securities Market Law, and which are confirmed in the depositor’s list, which is issued by the same institution.

The Shareholder’s Registry Book will remain closed as of the date on which the certificates are issued, according with Article 290 of the Securities Market Law, until the next working day on which the meeting is carried out.

In order to attend a shareholders’ meeting, the shareholders shall be required to submit a registration card, which shall only be issued upon request made by any person registered as a holder of shares not later than 48 hours prior to the time set for the meeting, together with the evidence of the deposit, with the Company’s Secretary, of their stock certificates or the deposit certificates issued in respect of such stock certificates by a securities depository institution, including the lists of holders of shares issued by those depositors that maintain accounts with the relevant securities depositary institution, or by a domestic or foreign credit institution. The shares deposited to enable their holders to attend a shareholders’ meeting shall not be returned until after the adjournment of such meeting, upon the delivery of the receipt thereof issued in favor of the holder.

PROXIES

TWENTY-FIRST. The shareholders may be represented at the shareholders’ meetings by such person or persons as they may designate through a proxy signed before two witnesses, or by attorneys-in-fact with sufficient general or special powers pursuant to the applicable laws or through power of attorney granted in formats made by the Company, that comply with the following requirements:

1.           The clear establishment of the name of the Company, as well as the respective agenda, without including the paragraphs referred to in Articles 181 and 182 of the General Law of Commercial Companies under the title of general matters, and

2.           To leave a blank for the corresponding instructions that the grantor establishes for the exercise of its power of attorney.

The form of the powers of attorney shall be made available by the Company to the brokers of the securities market that act as the representatives of the Company’s shareholders’, fifteen natural days prior to the celebration of each shareholders’ meeting, in order for them to promptly deliver this formats to their grantors.

The Secretary of the Board of Directors of the Company shall be bound to check the compliance with the rules established in this clause and report about this matter to the meeting, that shall be reflected in the respective minute.

The members of the Board of Directors may not represent any holder of shares at a shareholders’ meeting.

MINUTES

TWENTY-SECOND. The minutes of all shareholders’ meetings shall be prepared by the Secretary, recorded in the relevant book and signed by the person who has been designated as Chairman and the Secretary by the corresponding shareholder meeting.

CHAIRMAN AND SECRETARY OF THE MEETING

TWENTY-THIRD. The Chairman of the Board of Directors or, in his absence, the person designated by majority of votes of the attending shareholders, shall act as Chairman of the meeting.

The Secretary of the Board of Directors or, in his absence, the Alternate Secretary or the person designated by majority of votes of the attending shareholders, shall act as Secretary of the meeting. The Chairman shall appoint tellers of inspection from among the attending shareholders, legal representatives or guests, whom shall count the number of shares represented, determine the existence of a quorum and, upon the Chairman’s request, count the ballots.

ANNUAL MEETINGS

TWENTY-FOURTH. The general ordinary shareholders’ meeting shall be held at least once a year during the 4 (four) months following the end of each fiscal year.

In addition to the matters specified in the relevant agenda, such meeting shall consider the following matters:

1.           Discussion, approbation or modification and resolution with respect to, the report of Chief Executive Officer of the Company, pursuant to Article 44 section XI of the Securities Market Law, such report shall be accompanied by the external audit report  and the opinion of the Board of Directors in connection with the Chief Executive Officer’s report.

2.           Discussion, approbation or modification and resolution with respect to, the report of the Board of Directors containing the explanation of the principal policies and accounting criteria in order to prepare the financial information, pursuant to Article 172 section b) of the General Law of Mercantile Companies; such as the report of the principal activities in which the Board participates pursuant to Article 28, section IV, part c) of the Securities Market Law.

3.           Discussion, approbation or modification and resolution with respect to, the reports of the Chairman of the Audit Committee and the Chairman of the  Corporate Governance Committee, or any other committee if applicable.

4.           Discussion, and, if applicable, approval of the allocation of profits.

5.           Appointment and/or ratification of the members of the Board of Directors, and if applicable, alternate directors, and certify the independence of the directors.

6.           Appointment and/or ratification of the Chairman of the Board of Directors, the Chief Executive Officer of the Company, the Secretary, the Alternate Secretary and the establishment of their remuneration.

7.           Appointment and/or ratification of the members of the Executive Committee and the Chairman of the Audit Committee and Corporate Governance Committee.

8.           Appoint of the maximum of the resources that shall be used to repurchase the outstanding shares of the Company, with the only restriction that the total of the resources used in a fiscal year, under any circumstances, shall not exceed the total amount of the net profits of the Company, including the withheld profits.

Extraordinary meetings may be held whenever called to consider any matter requiring its approval.

QUORUM FOR ORDINARY
SHAREHOLDERS’ MEETINGS

TWENTY-FIFTH. The quorum for an ordinary shareholders’ meeting to be validly convened upon first notice shall be at least fifty percent (50%) of the voting shares of stock, and its resolutions shall be valid if adopted by majority of votes of the shares represented thereat. Ordinary shareholders’ meetings held upon second or subsequent notice shall be validly convened regardless of the number of voting shares of stock represented thereat, and its resolutions shall be valid if adopted by majority of votes of the shares of stock entitled to vote represented thereat.

QUORUM FOR EXTRAORDINARY
SHAREHOLDERS’ MEETINGS

TWENTY-SIXTH. The quorum for an extraordinary shareholders’ meeting to be validly convened upon first notice shall be at least seventy-five percent (75%) of the voting shares of stock, and its resolutions shall be valid if adopted by the affirmative vote of the holders of shares representing at least fifty percent (50%) of the voting shares of stock. Extraordinary shareholders’ meetings held upon second or subsequent notice shall be validly convened with the presence of at least fifty percent (50%) of the voting shares of stock, and its resolutions shall be valid if adopted by the affirmative vote of the holders of shares representing at least fifty percent (50%) of the shares of stock entitled to vote thereat.

MANAGEMENT OF THE COMPANY

TWENTY-SEVENTH. The direction and management of the business and the assets of the Company shall be entrusted to a Board of Directors and a General Chief Officer.

The Board of Directors will be formed by the number of members determined by the general ordinary shareholders’ meeting called to elect them and at any time it will be consist of more that five and less than twenty-one members of the Board of Directors, of whom at least 25% (twenty five percent) must be independent pursuant to the Securities Market Law. There will be an alternate director for each director, with the understanding that the alternate directors shall also be of the independent directors shall so be independent.

The appointment or election of the members of the Board of Directors shall be carried out during an ordinary shareholders’ meeting.

The shareholders who own stock voting rights, even limited or restricted, individual or jointly that represent at least 10% (ten percent) of the capital stock shall be entitled to appoint and revoke a member director and his alternate, under the terms of Article 50 of the Securities Market Law.

Upon such appointment, the remaining members of the Board of Directors shall be appointed by a simple majority of votes, excluding the votes of the minority shareholders who made the above-mentioned appointments.

The appointment of the board members or statutory auditors appointed by the shareholders established in the paragraphs above may only be revoked when the other appointments are revoked.

MEMBERS OF THE BOARD OF DIRECTORS

TWENTY-EIGHTH. The members of the Board of Directors may or may not be shareholders, however, at least twenty-five percent (25%) shall be independents. It shall be understood that the members meet the requirements established in Article 26 of the Securities Market Law shall be considered as independent members.

The members of the Board of Directors will remain a year in their positions, unless a different term is specified at the moment of its appointment, and if at the end of such term, or from the moment of their resignation a replacement has not been assigned or if a replacement has not taken place, they will continue to occupy their positions for up to 30 natural days, without being subject to the provisions of Article 154 of the General Law of Mercantile Companies.

If the term designated for the directors is over, if the director resigns or if an event specified in Article 155 of the General Law of Mercantile Companies happens, the Board of Directors may designate provisional directors without the intervention of the shareholders’ meeting. The shareholders’ meeting will ratify these assignments or will appoint the substitute directors in its next meeting.

OFFICES WITHIN THE BOARD OF DIRECTORS

TWENTY-NINTH. Unless otherwise expressly determined by the shareholders’ meeting, the Board of Directors, during its first meeting immediately following the shareholders’ meeting shall appoint from among its members a Chairman and as the case may be, an Alternate Chairman. In addition, the Board of Directors shall appoint the Secretary and the Alternate Secretary and their alternates, who cannot be members of the Board of Directors, and will appoint the persons that will hold any other office that may be created for the better performance of its duties. The alternates shall cover any temporary or permanent absences in the Board of Directors.

The Chairman of the Board of Directors shall preside over the shareholders’ meetings and the meetings of the Board of Directors, and in his absence such meetings shall be presided over by the director designated by a majority of votes of the remaining attendees; the Chairman shall execute and enforce the resolutions of the shareholders’ meeting and the Board of Directors without the need for any special resolution whatsoever.

The members of the Board of Directors shall be responsible for the resolutions adopted in connection with the part 16 of the Twenty-Second Clause of these bylaws, except for the matters specified in Article 159 of the General Law of Mercantile Companies.

The copies or the other evidence of the minutes of the entries recorded in the Company’s non-accounting book and records that are not of an accounting nature and, generally, of any document contained in the company’s files, may be authorized and certified by the Secretary or by the Alternate Secretary , who shall be considered as permanently authorized to appear before the notary public of his choice in order to formalize the minutes of the meetings of the Board of Directors and shareholders’ meetings, and to grant the powers of attorney approved by the Board of Directors or Social Practices Committee referred to in Clause Thirty-Two of these bylaws, and he shall issue restatements and certifications in respect thereof and of the appointments, signatures and authorities of the company’s officers.

The Board of Directors shall be held at least once a year during each fiscal year.

QUORUM FOR BOARD MEETINGS

THIRTIETH. The Board of Directors shall meet at least once every three months. The quorum for a meeting of the Board of Directors to be validly convened shall be the majority of its members, and its resolutions shall be valid if adopted by majority of votes of the members present, provided that in the event of a tie the Chairman of the Board shall have the deciding vote.

The manner in which the voting rights appertaining to the shares of stock issued by any company in which this Company holds the majority of the shares of stock are voted shall be subject to a resolution of the Board of Directors or the ordinary shareholders’ meeting. Such authority shall be vested exclusively on the Board of Directors or the ordinary shareholders’ meeting.

The meetings of the Board shall be held in the Company’s domicile or in such other place as the Board of Directors may deem convenient.

Notices of the meetings of the Board of Directors shall be sent to the members of the Board of Directors by mail, facsimile, telegram or courier, at least five natural days prior to the date of each meeting.

The Chairman of the Board of Directors, the Chairman of the Audit Committee, and the Chairman of the Corporate Practices Committee, as well as the 25% (twenty five percent) of the board members of the Company, may call a meeting of the board and address in the corresponding Agenda the relevant topics.

The resolutions adopted by unanimous consent of the members of the Board of Directors without a meeting thereof shall for all legal purposes have the same validity as if adopted at a meeting, provided they are confirmed in writing by all the members in accordance with the terms of Article 143 of the General Law of Mercantile Companies.

The minutes of the meetings of the Board of Directors shall be authorized by the Chairman and the Secretary of the meeting and shall be recorded in a book maintained to such effect by the Company.

FACULTIES OF THE BOARD OF DIRECTORS

THIRTY-FIRST. The Board of Directors is the legal representative of the Company and, in accordance with this the Board may take all the necessary actions to carry out the corporate purpose of the Company and those that are not reserved to another entity pursuant to these bylaws or the Law. The Board of Directors of the Company that will exercise the following powers including but not limited to:

1.           Approve related party transactions pursuant to section III of Article 28 of the Securities Market Law.

2.           Power of attorney for lawsuits and collections, including all general and those special powers required to be expressly authorized in accordance with the law; pursuant to the first paragraph of Article 2554 of Federal District Civil Code and the equivalent articles of the civil codes for all the other states of the Mexican Republic and the Federal Civil Code. Including without limitation to desist such actions even through the Amparo Trial; to settle, submit to arbitration, articulate and absolve positions; to assign assets; to recuse judges; receive payments; and execute all the acts pursuant to the law, including the representation of the Company before administrative and judicial authorities, criminal or civil or of any other nature, with the authority to file criminal accusations or complaints, grant forgiveness, assist district attorneys in criminal procedures, and represent the Company before labor authorities and courts and before the Ministry of Foreign Affairs to execute agreements with the Federal Government, pursuant to   subsections IV and VI of Article 27 of the Federal Constitution, its organic law and its regulations.

3.           Power of attorney for administrative matters pursuant to the second paragraph of Article 2554 of the Federal Civil Code and the equivalent articles of the civil codes for all the other states of the Mexican Republic and the Federal District

4.           Authority to approve the acquisition or transfer of shares representing the capital stock of other companies, subject to the prior consent of the general ordinary shareholders’ meeting if:

a.           When the cost of acquisition of stock or equity parts of another company, by virtue of one or more simultaneous or successive acquisitions, exceeds of twenty percent (20%) of the estimated value of the net worth of the company, according to the last financial statements of the company. (The approval of the general stockholder’s meeting will not be required in case of acquisition of stock or equity interests of another company   whose purpose or principal activity is similar to the Company’s purposes or activities), and

b.           When the value of the stock transfer or social parts of other companies by means of one or several simultaneous or consecutive transfers exceed twenty percent (20%) of the value of the shareholders’ equity of the Company, in accordance with the last financial statement of the Company. The approval of the general shareholders’ meeting will be needed if there is a transfer of Shares or equity interest if the transfer entails, in one or several simultaneous or consecutive transfers the loss of the control of the Company, when its activities coincide with the commercial activities or services of the Company.

When the purchase or sale of stocks or equity interests of another company where the Company is a shareholder takes place from or to an enterprise in which the Company owns more than fifty-one percent (51%) of its capital or in any other way might control it, the established in numerals a) and b) of this third point will not be applied.

5.           Power of attorney for acts of domain pursuant to the third paragraph of Article 2554 of the Federal Civil Code and the equivalent articles of the civil codes for all the other states of the Mexican Republic and the Federal District.

6.           Power of attorney to sign, endorse, subscribe and negotiate in any way credit instruments under the name of the Company and its subsidiaries, pursuant to Article 9 of the General Law on Negotiable Instruments and Credit, and to designate the persons with the faculties to carry out such acts.

7.   Power of attorney to open and cancel bank accounts under the Company’s name, as well as to withdraw funds therefore and designate any authorized signatories.

8.           Authority to call any ordinary, extraordinary or special shareholders’ meeting in all the cases established in this bylaws or at any time they consider it necessary, and to appoint the date and time and enforce the resolutions adopted thereby.

9.           Authority to establish internal working rules.

10.         Power of attorney to appoint and remove the external auditors of the Company.

11.         Authority to establish branches and agencies of the Company in any part of the Mexican Republic or abroad.

12.         Authority to determine the casting of votes corresponding to the representative stocks of the capital stock of the companies where the Company is a majority holder at the extraordinary and ordinary general assembly.

13.         Authority to grant general and special powers of attorney, or delegate any of the powers and authorities set forth above that is not expressly reserved to the Board of Directors pursuant to the law or these bylaws, subject to its right to directly exercise at any time such powers, and revoke any powers of attorney granted thereby.

14.         Authority to carry out any acts permitted by these bylaws or associated therewith.

15.         Authority to approve the repurchase of shares representing the Company’s capital through any applicable stock exchange pursuant to Article Nine hereof.

16.         Authority to create any special committees as it may deem necessary for the Company’s operations, and determine the powers and duties of any such committee, the number of its members and the manner to appoint them; provided, that such committees will not have any of the powers expressly reserved to the general shareholders’ meeting or the Board of Directors pursuant to the law or these bylaws.

BOARD MEMBERS, RESPONSIBILITIES

THIRTY-SECOND. The Board Members, the Secretary and the Alternate Secretary, according to the applicable legislation, will follow the following principles:

1.	They will act according with the diligence principle, in terms of the Securities Market Law.

2.	They will act according with the loyalty principle, in terms of the Securities Market Law.

The responsibilities derived from a violation to the diligence or the loyalty principles, will be exclusively in favor of the Company or its subsidiaries, and will be exercised by the Company or the shareholders that, separately or jointly, have the ownership of the shares, in common or with limited voting rights, restricted or without voting rights, that represent the 5% (five per cent) or more of the capital stock, in terms with the Securities Market Law.

The Board Members will not be held responsible for the damages or lost profits caused to the Company or its subsidiaries, when such Board Members acted with good intentions or when facing an exception of responsibility, in terms of the Securities Market Law.

INTERMEDIARY ADMINISTRATION ENTITIES

THIRTY-THIRD. The Board of Directors, by means of the Corporate Practices Committee and an Audit Committee, as well as by the legal entity that carries out the external audit of the Company, will be in responsible for the conduction and the execution of the Company’s business and that of the legal entities controlled by the Company.

The Company will have a Corporate Practices Committee and an Audit Committee pursuant to the Securities Market Law and other applicable laws.

Each committee will be formed by at least three members, all or the majority of which will be independent in terms of the Securities Market Law.

In order to validate the meetings of each committee, the assistance of at least the majority of their members will be required. The resolutions of each committee must be approved by the majority of its members.

A.           The Corporate Practices Committee and the Audit Committee will meet with the necessary frequency for the fulfillment of their functions, by request of any of its members, the Board of Directors, their Chairman or the shareholders’ assembly.

The Corporate Practices Committee will have the authority to carry out any acts permitted by the Securities Market Law and the regulations issued by the National Banking and Securities Commission, and other applicable laws, as well as the determined by the shareholders’ meeting. They will also carry out all the acts in accordance with the report they have to present pursuant to the Securities Market Law.

The Corporate Practices Committee may use the help of one or more sub-committees. The integration rules, functioning, faculties and obligations of the sub-committees will be determined by the Corporate Practices Committee and/or the Board of Directors as the case may be.

B.           The Audit Committee will have the functions pursuant to the Securities Market Law, the general dispositions established by the National Banking and Securities Commission, and other applicable legal dispositions, as well as the ones determined by the assembly. They will also have to give a report pursuant to the Securities Market Law.

The Audit Committee shall have, among others, the following functions:

1.           Elaborate an annual report regarding its activities and present it to the Board of Administrators.

2.           Give its opinion about the transactions made with the persons described in Article 31 section 1) of these bylaws.

3.           Propose the hiring of independent specialists in case it considers convenient, so they may express their opinion about the transactions with related parties referred in the previous section 1.

The members of the Board of Administrators and, in its case, the members of each committee, that in any transaction should have an interest opposed to the Company's interest, shall declare this conflict of interest to the rest of the Administrators or members of each committee, and shall abstain themselves from any decision or resolutions on the matter.

The Audit Committee shall meet when it is summoned by the Secretary or the Alternate Secretary, by request of the President, or any two other of its members, with at least 5 days advance notice. The summons must be sent by mail, telegram, telefax, courier or any other mean that guarantees that the members of such committee will receive it with at least 5 days in advance of the date of the session.  The summons may be signed by the Secretary or the Alternate Secretary of the Company's Board of Administrators.

C.           The Company may have an Executive Committee formed by its chairman or substitute members of the Company's Board of Administrators, which, as with the President of such Executive Committee, shall be designated by the ordinary shareholders agreement meeting, which will form an joint body of the Board.  The members of the Executive Committee will be appointed for one year, unless they shall be replaced by the ordinary shareholder's agreement meeting, but, in any case, will continue in their positions up to 30 days, in absence of the designation of any substitute or if he does not take possession of his position, without being subject to the provisions expressed in Article 154 of the Law of Mercantile Companies, may be reelected and will receive the fees determined by the ordinary shareholders agreement meeting.

The Executive Committee shall meet when it is summoned by the Secretary or the Alternate Secretary, by request of the President, or any two other of its members, with at least 5 days notice in advance. The Summons must be sent by mail, telegram, telefax, courier or any other means that guarantees that the members of such committee will receive it with al least 5 days notice in advance to the date of the session.  The Summons may be signed by the Secretary or the Alternate Secretary of the Company's Board of Administrators.

So that the sessions of the Executive Committee may be valid, an participation of at least the majority of its members is required.  The resolutions of the Executive Committee must be approved by the favorable vote of the majority of its members.

The Executive Committee shall have the powers granted to the Board of Administrators under subsections 2, 3, 5, 6, 7, 8, 9 and 13 of the previous Article 31 such powers may be restricted at any time by the ordinary shareholders agreement meeting, without amending the present bylaws.

The Executive Committee will not carry out any of the activities reserved to any other organ by virtue of this instrument or the law.

In addition, the Executive Committee will not be able to delegate the set of its granted faculties to any person, but may grant general and special powers when it considers it advisable and indicate the persons that shall execute its resolutions.  By absence of such indication, the President, as well as the Secretary, will be authorized to execute the Committee's resolutions.

The Executive Committee must promptly inform, through its President or the Secretary or Alternate Secretary of the Company, and annually, at least, the Board of Administrators about the agreements it executes, or when in opinion of such Committee important facts or acts to the Company arise.  For each Executive Committee's session, a minute will be drafted, which will be transcribed in a special book.  The minutes must contain the certification about the assistance of the members of the Committee and the agreements executed, and must be signed by those who will have acted as President and Secretary.

CHIEF EXECUTIVE OFFICER

THIRTY-FOURTH.  The Chief Executive Officer is responsible for the management, coordination and execution of the Company’s business and for all of the legal entities controlled by the Company according with the Securities Market Law, pertaining to the strategies, policies and guidelines approved by the Board of Directors.

The Chief Executive Officer, in order to perform his duties, will have the power to represent the Company in acts of administration and litigation and collections, including special faculties that require special clauses according to the law. Referring to acts of ownership he will have to conform to the requirements pursuant to Article 28, numeral VIII of the Securities Market Law and other applicable provisions.

The Chief Executive Officer shall fulfill the assignments given by the shareholders’ meeting or the Board of Directors, as well as those foreseen required by the Securities Market Law. In order to adequately perform his duties and satisfy his obligations, the Chief Executive Officer will seek the assistance of the executive officers or employees of the Company or the entities under its control that may have been designated to provide such assistance.

FISCAL YEAR

THIRTY-FIFTH. The Company’s fiscal year shall run concurrently with the calendar year. In the event of liquidation or merger of the Company, its fiscal year shall terminate early on the effective date of such liquidation or merger, and a fiscal year shall be deemed to be in progress during all such period of time as the Company may be in the process of liquidation, provided that such fiscal year shall be subject to the provisions of the applicable tax laws.

FINANCIAL INFORMATION

THIRTY-SIXTH. Within the thee months following the end of each fiscal year, the Board of Directors shall prepare at least the following financial information:

1.           A report of the Board of Directors with respect to the performance of the Company during such fiscal year, the policies followed by the Board and, if applicable, the principal existing projects;

2.           A report stating and explaining the principal accounting and information policies and criteria followed in the preparation of the financial information;

3.           A statement of the financial condition of the Company as of the end of the fiscal year;

4.           A statement of income for the fiscal year, duly explained and classified;

5.           A statement of changes in the financial condition during the fiscal year;

6.           A statement of changes in the items of the company’s net worth during the fiscal year, and

7.           The necessary notes to supplement and clarify the information contained in the abovementioned statements.

Such information may be available to the Audit Committee, the Corporate Practices Committee and the shareholders in advance pursuant to Article 173 of the General Law of Mercantile Companies and according to the bylaws of the Company.

The Board of Directors within the four months prior to the termination of the fiscal year, shall present to the general shareholders meeting the report referred in Article 172 section b) of the General Law of Mercantile Companies and the report of the operations and activities according to Article 28 section IV,  e) of the Securities Market Law.

In addition, the General Director of the Company shall communicate the information and relevant events, as required by the Securities Market Law and other applicable provisions.

PROFITS

THIRTY-SEVENTH. The net profits of each fiscal year as reflected in the financial statements, with prior deduction of the amounts required for (i) the payment or provision for the payment of all applicable taxes, (ii) any segregations required to be effected in accordance with the law, such as the distribution of profits among the employees of the Company, (iii) if applicable, the amortization of losses from previous fiscal years and (iv) the payment of the general expenses incurred during the year in connection with the compensations of the members of the Board of Directors and the Director General, shall be allocated as follows:

1.	5% to the creation, increase or replenishment of a reserve, until such reserve equals 20% of the paid-in capital.

2.
Such amounts as the shareholders’ meeting may determine, for the creation or increase of any general or special reserves, including, as the case may be, a reserve for the repurchase of the company’s shares in accordance with the Securities Market Law.

3.	From the balance, such amount as may be necessary to pay to all of the shareholders, on a pro rata basis, any dividends approved by the shareholders’ meeting.

4.
The surplus, if any, shall be disposed of by the shareholders’ meeting or, subject to the latter’s approval, by the Board of Directors. The shareholders’ meeting or, as the case may be, the Board of Directors, may allocate the surplus in any manner that it may deem convenient to the interests of the Company and its shareholders.

LOSSES

THIRTY-EIGHTH. The losses, if any, shall be borne by all the shareholders in proportion to the number of shares owned by each shareholder, subject to the limits of equity represented thereby.

DISSOLUTION

THIRTY-NINTH. The Company shall be dissolved in the event of the occurrence any of the events set forth in Article 229 of the General Law of Mercantile Companies and any other applicable provision.

LIQUIDATORS

FORTIETH.  Upon its dissolution, the Company shall be liquidated. The extraordinary shareholders’ meeting shall appoint one or more liquidators and may appoint any alternate liquidators, who shall have the authority set forth in the law or such other authority as such shareholders’ meeting may determine.

LIQUIDATION PROCEDURE

FORTY-FIRST.  The liquidator(s) shall carry out the liquidation in accordance with such rules as the shareholders’ meeting may have determined or, absent such determination, in accordance with the following provisions and the provisions of the relevant chapter of the General Law of Mercantile Companies:

1.	They shall conclude all of the business in such manner as they may deem to be most convenient;

2.	They shall cover and pay for all the debts through the sale of such of the Company’s assets as may be required for such result;

3.	They shall prepare the final liquidation balance; and

4.
Upon the approval of the final liquidation balance, they shall distribute the available liquid assets among all of the shareholders on a pro rata basis and in proportion to the number of shares owned thereby and the paid-in portion of such shares.

During the liquidation, all shareholders’ meetings shall be held in accordance with the provisions of these bylaws, and the liquidator(s) shall have authorities comparable to those conferred upon the Board of Directors during the normal life of the Company.

VENUE AND JURISDICTION

FORTY-SECOND. The provisions of the Securities Market Law, the General Law of Mercantile Companies and the general provisions issued by the National Banking and Securities Commission and the rest of the applicable laws of the Mexican United States shall govern anything not expressly contemplated in these bylaws. For the interpretation and  enforcement of these bylaws, the shareholders, by reason of their subscription or acquisition of shares of the Company’s capital stock, submit to the Mexican laws and submit the resolution of any controversy that may be arise to the jurisdiction of the competent courts in Mexico City, Federal District and expressly waive any other jurisdiction to which they may be entitled by reason of their present or future domiciles.